PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	January 10, 2012
1450 Broadway, 24th Floor
New York, NY 10018

HARRIS & HARRIS GROUP NOTES FIFTH LIQUIDITY EVENT FOR 2011

On December 28, 2011, Harris & Harris Group, Inc., consummated its fifth liquidity event for 2011.  This fifth event was the sale of an undisclosed cleantech portfolio company to an undisclosed buyer.  Harris & Harris Group received its portion of the up-front payment of $1.74 million in cash at the closing of the acquisition.  Another approximately $288,000 is being held in escrow for a period of 15 months.  The cash received represents a premium to the value Harris & Harris Group reported for its shares in this company as of September 30, 2011.  We are not able to disclose the cost of this investment, its value as of September 30, 2011, or its return to us without revealing the name of the portfolio company.  We will make this information available as soon as the transaction is publicly announced by the parties involved.

For 2011, Harris & Harris Group experienced the following five liquidity events.

Two Initial Public Offerings:

Company	Shares owned	Cost basis	IPO Price	Market price as of 12/31/11
Solazyme, Inc. (NASDAQ:SZYM)	2,304,149	$2.36	$18.00	$11.90
NeoPhotonics Corp. (NYSE:NPTN)	450,907	$16.19	$11.00	$4.58

Three Acquisitions:

Company	Acquirer	Acquisition Price
BioVex Group, Inc.	Amgen, Inc. (NASDAQ:AMGN)	Up to $1 Billion
Innovalight, Inc.	DuPont (NYSE:DD)	Undisclosed
Undisclosed	Undisclosed	Undisclosed

The following chart compares 2011 to 2010.

	December 31, 2011 (Unaudited)	December 31, 2010
Liquidity Events	5	0
Publicly Traded Portfolio Companies	3	0
Primary and Secondary Liquidity	>$60 million	$42 million
New Equity Investments	4 ($5,358,975)	3 ($351,207)
New Venture Debt Rounds*	4 ($2,748,150)	1 ($500,000)
NAV/Share	Not Yet Available	$4.76
Stock Price	$3.46	$4.38
* Two of the new venture debt rounds of investment occurred in existing companies in our equity-focused portfolio.

There are four events we would like to focus investors on entering 2012.  First, we will be presenting at the 14th Annual Needham Growth Conference on Wednesday, January 11, 2012.  Our presentation is in the Kennedy I room of the New York Palace Hotel at 10:40 AM EST.

On Tuesday, January 17, 2012, we are filming a brief segment on nanotechnology, venture capital and entrepreneurship that will highlight Harris & Harris Group and will air on Public Broadcasting Stations (PBS) throughout the United States.  Three of our portfolio companies will be included in this segment.  We will notify shareholders when this PBS segment will be airing.

At the beginning of February, we will launch our new website, our presence on Facebook, and we will begin posting blogs on important events related to Harris & Harris Group, nanotechnology and our portfolio companies.  We are looking forward to expanding our presence and the ability to share additional information related to Harris & Harris Group.

Finally, on March 13, 2012, we will be hosting our “Meet the Portfolio Day” at the Nasdaq MarketSite (Four Times Square) in New York City.  This morning event will highlight eight to ten of our portfolio companies as well as Harris & Harris Group.  We will be sending an official “Save the Date” soon.

Harris & Harris Group is an early-stage, active investor in transformative nanotechnology companies. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.